Exhibit 99.2

April 7, 1998                                             FOR IMMEDIATE RELEASE:
                                                            John P. deJongh, Jr.
                                                                    340-776-1900
                                                            dejongh@lockhart.com
                                                         http://www.lockhart.com


             Lockhart Announces Sale Of 3.6 Acre St. Thomas Property
                 To Fortress Self Storage, Inc. For $2.8 Million

         (St. Thomas, USVI) Lockhart Caribbean Corporation ("Lockhart") today announced the purchase by Fortress Self Storage, Inc. of the property it formerly leased from Sugar Estate Park, Inc., a wholly-owned subsidiary of Lockhart Realty, Inc. ("Lockhart Realty"), and upon which it built its self-storage facility in 1992. Lockhart Realty is the operating subsidiary of Lockhart Caribbean that owns 415 acres of undeveloped real estate and operates the commercial parks.

         The 3.6 acre property was purchased by Fortress for $2.8 million and is located on the eastern edge of the USVI. capital, Charlotte Amalie. The parcel is situated within an 11.7 acre commercial business park area developed by Lockhart in 1991.

         "The principals of Fortress expressed a desire to purchase the property last year and the negotiations went very smoothly. For our part, the purchase confirmed the property's value and will allow the company to put this new capital to work in several new projects we are undertaking," noted John P. de Jongh, Jr., Lockhart's President and Chief Operating Officer. "The sales price is 500% above the carrying book value and represents a 20% premium above the valuation established in Lockhart's most recent certified appraisal."

         Mr. deJongh stated that the transfer of ownership will not affect any of the other ground leases in the commercial park, and that there were protective measures in place to ensure the parcel's future use will be in harmony with the existing business atmosphere.

         1998 has already been a busy year for Lockhart, which had previously announced its upcoming acquisition of Al Cohen's Plaza on Raphune Hill, St. Thomas and the progress of Lockhart's Market Square East development highlighted by the signing of long-term ground leases to Cost-U-Less, Inc. (Bellevue, Washington) and Caribbean Cinemas Corporation (San Juan, Puerto Rico). The company's Lockhart Garden Shopping Center is also under renovation for a new Kmart store, and Lockhart's Mini-Mall is scheduled to open this spring.

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         Lockhart  Caribbean  Corporation,  headquartered on St. Thomas,  is the largest owner of shopping centers in the U.S. Virgin Islands, and is one of the largest owners of undeveloped land on St. Thomas, variously zoned for commercial and residential development. The company owns, operates, and develops shopping centers and other commercial real estate, primarily on the islands of St. Thomas and St. Croix. Lockhart currently owns and operates seven shopping centers and one commercial park, and has seven additional projects in various stages of development. Lockhart has entered into a definitive agreement to purchase and acquire all the outstanding common stock of Premium Finance Company of the Virgin Islands, Inc. and its wholly-owned subsidiary, Premium Finance (E.C.), Ltd. These companies are in the business of financing insurance premiums for individuals and businesses in the U.S. Virgin Islands, British Virgin Islands, Anguilla, St. Maarten, Antigua, St. Vincent and Grenada.

         Inquiries can be made directly to Lockhart's President, John P. deJongh, Jr., at the Lockhart Caribbean Corporation's offices, telephone no. 340-776-1900, facsimile no. 340-776-1940, email lockhart@lockhart.com, website http://www.lockhart.com.

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